EXHIBIT 10.37
CHANGE IN CONTROL AGREEMENT
CHANGE IN CONTROL AGREEMENT, by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Jason Soto (“Executive”), dated as of August 11, 2023 (this “Agreement”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined to offer Executive change-in-control severance protection pursuant to the terms of this Agreement, based on the belief that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company;
WHEREAS, the Company believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of Executive will be satisfied and are competitive with those of other corporations.
NOW, THEREFORE, it is hereby agreed as follows:
1.Certain Definitions.
(a)“Affiliate” shall mean an entity controlled by, controlling or under common control with another entity.
(b)“Change in Control” shall mean:
(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b);
(ii)A change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;
(iii)The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially

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own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(c)“Change in Control Period” shall mean the period commencing on the date hereof and ending on December 31, 2025; provided, however, that commencing on January 1, 2026, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate on December 31 of the calendar year following the calendar year of the applicable Renewal Date, unless prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended, in which case the Change in Control Period shall terminate on December 31 of the calendar year of the applicable Renewal Date.
(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)“CIC Effective Date” shall mean the first date during the Change in Control Period on which a Change in Control occurs.
2.Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the CIC Effective Date and ending on the second anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon Executive’s termination of employment for any reason.
3.Terms of Employment.
(a)Position and Duties. (i)  During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned to Executive at any time during the 120-day period immediately preceding the CIC Effective Date, and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the CIC Effective Date or any office or location less than 25 miles from such location.
(i)During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by Executive prior to the CIC Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the CIC Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)Compensation.
(i)Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in accordance with the Company’s normal payroll practice, at least equal to the annual base salary paid or payable, including any base salary that has been earned but deferred, to Executive by the Company and its Affiliates as in effect immediately preceding the Effective Date. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii)Annual Bonus. In addition to Annual Base Salary, Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash with a target annual bonus opportunity at least equal to the target annual bonus opportunity for which Executive was eligible as of immediately prior to the CIC Effective Date under the Webster Bank Corporate Annual Incentive Compensation Plan or any applicable successor plan in effect as of immediately prior to the Effective Date (the amount equal to such target annual bonus opportunity referred to herein as the “Target Annual Bonus”), with the actual earned Annual Bonus, if any, to be determined on a basis no less favorable than that applicable to other senior executives of the Company and its Affiliates. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.
(iii)Long-Term Incentive Awards. During the Employment Period, Executive shall be entitled to participate in all long-term equity- and cash-based incentive plans and programs applicable generally to other peer executives of the Company and its Affiliates. For each fiscal year ending during the Employment Period, Executive shall be awarded annual long-term incentive awards (the “Annual LTI Award”) in respect of the common stock of the Company (or the ultimate parent entity of the Company) or cash incentive awards, in each case on the same basis as other peer executives of the Company, at least equal to the target Annual LTI Award opportunity to which Executive was eligible as of immediately prior to the CIC Effective Date. The terms and conditions (including terms and conditions relating to treatment upon a termination of employment and upon a Change in Control) of the awards granted in respect of such Annual LTI Awards shall be no less favorable than those applicable to other peer executives of the Company and its Affiliates.
(iv)Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, those provided generally at any time after the CIC Effective Date to other peer executives of the Company and its Affiliates.
(v)Welfare and Insurance Benefit Plans. During the Employment Period, Executive and/or Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare and insurance benefit plans, practices, policies and programs provided by the Company and its Affiliates (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates.
(vi)Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliates in effect for Executive at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.
(vii)Office and Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company and its Affiliates at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.
(viii)Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliates as in effect for Executive at any time during the 365-day period immediately preceding the CIC Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.
4.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.
(b)Cause. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)Executive’s conviction of or plea of guilty or nolo contendere to a charge of commission of a felony; or
(ii)the willful engaging by Executive in illegal conduct or gross misconduct in the performance of Executive’s duties to the Company that is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company and its Affiliates or based upon the advice of counsel for the Company and its Affiliates shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding Executive if Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, Executive is guilty of the conduct described in clause (i) or (ii) above, and specifying the particulars thereof in detail.
(c)Good Reason. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive voluntarily without Good Reason. “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include:
(i)the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority duties or responsibilities as contemplated by Section 3(a), or any other action by the Company and its Affiliates which results in a material diminution in such position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or a material diminution in the budget over which Executive retains authority;
(ii)a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including, without limitation and where relevant, a requirement that Executive report to an officer or employee other than the Chief Executive Officer of the Company (or if the Company is not the ultimate parent entity, the Chief Executive Officer of the ultimate parent of the Company);
(iii)the failure to provide, in all material respects, or any material reduction of, any element of the compensation and benefits required to be provided to Executive in accordance with any of the provisions of Section 3(b), including any decrease in Executive’s Annual Base Salary;
(iv)a material change (taking into account Executive’s commute as of immediately prior to the Change in Control) in the office or location at which Executive is primarily based from the office or location provided in Section 3(a)(i)(B) hereof, or the Company’s requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or
(v)any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy Section 10(c).
In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the initial existence of such condition or conditions in order for such termination as a result of such condition to constitute a termination for Good Reason. Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect Executive’s ability to terminate employment for Good Reason, and Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.
(d)Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice) (subject to the Company’s right to cure in the case of a resignation for Good Reason). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(e)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the

Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Date, as the case may be.
5.Obligations of the Company Upon Termination.
(a)By the Company Other Than for Cause, Death or Disability; by Executive for Good Reason. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, death or Disability or Executive shall terminate employment for Good Reason:
(i)the Company shall pay to Executive in a lump sum in cash as soon as reasonably practicable (but no later than 30 days) after the Date of Termination, the aggregate of the following amounts:
(A)the sum of (I) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (II) Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vi) but have not been reimbursed by the Company as of the Date of Termination; (III) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (IV) any accrued vacation pay or other paid time off to the extent not theretofore paid (the sum of the amounts described in clauses (I), (II), (III) and (IV), the “Accrued Obligations”); provided that, notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clause (I) or (III), then for all purposes of this Section 5 (including Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clause (I) or (III), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
(B)an amount equal to the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is the number of days in the fiscal year;
(C)the amount equal to the product of (I) two and (II) the sum of (x) Executive’s Annual Base Salary and (y) the Target Annual Bonus;
(D)the amount equal to the product of (I) the sum of (x) the annual COBRA premiums for coverage under the Company’s health care plans and (y) the annual premium for coverage (based on the rate paid by the Company for active employees) under the Company’s life insurance plans, in each case, based on the plans in which Executive participates as of the Date of Termination (or, if more favorable to Executive, the plans as in effect immediately prior to the CIC Effective Date), and (II) two;
(E)the amount equal to the sum of all Company contributions to which Executive is eligible as of immediately prior to the Effective Date (or, if more favorable, the Date of Termination) under the Company’s qualified defined contribution plans and any excess or supplemental defined contribution plans (and any successor plans thereto) in which Executive participates as of the Effective Date (or, if more favorable, the Date of Termination) (together, the “DC SERPs”) that Executive would be eligible to receive if Executive’s employment continued for two years after the Date of Termination, assuming for this purpose that (I) Executive’s benefits under such plans are fully vested, (II) Executive’s eligible compensation for purposes of such plans in each of the two years is that required by Section 3(b)(i) and Section 3(b)(ii) and that such amounts are paid in equal monthly installments over such two-year period, (III) to the extent that the Company contributions are determined based on the contributions or deferrals of Executive, that Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior the Effective Date (or, if more favorable, the Date of

Termination), and (IV) to the extent that the Company contributions are discretionary, assuming such contributions are made at the rate of any discretionary contributions made by the Company during the plan year immediately preceding the Effective Date;
(ii)all account balances under the DC SERPs shall fully vest as of the Date of Termination, to the extent Executive participates (or previously participated) in any such plans, and such benefits shall be paid in accordance with the terms of the applicable plan and any elections thereunder and treated as an Other Benefit;
(iii)the Company shall, at its sole expense as incurred, provide Executive with outplacement services the scope and provider of which shall be selected by Executive in Executive’s sole discretion, but the cost thereof shall not exceed $50,000; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and
(iv)except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.
    The Company’s obligations to pay or provide the payments and benefits set forth in Sections 5(a)(i)(B) through (E), 5(a)(ii) and 5(a)(iii) of this Agreement shall be subject to Executive’s execution, delivery to the Company and non-revocation of a release of claims substantially in the form attached hereto as Exhibit A (the “Release Agreement”), which Release Agreement shall be delivered to Executive by the Company on or as soon as practicable (and no later than three business days) after the Date of Termination.
(b)Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates to the estates and beneficiaries of other peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive’s estate and/or Executive’s beneficiaries, as in effect on the date of Executive’s death with respect to other peer executives of the Company and its Affiliates and their beneficiaries.
(c)Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, the Company shall provide Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and Executive shall be entitled after the Disability Date to receive, without limitation, disability and other benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable of those generally provided by the Company and its Affiliates to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their dependents at any time during the 120-day period immediately preceding the CIC Effective Date or, if more favorable to Executive and/or Executive’s dependents, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliates and their families.
(d)Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) through the Date of Termination and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.
6.Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which Executive may qualify, nor, subject to Section 11(j), shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its Affiliates. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, Executive’s resignation under this Agreement with or without Good Reason shall in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its Affiliates, including any retirement or pension plan or arrangement of the Company or any of its Affiliates or substitute plans adopted by the Company or its successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance agreement, plan, program or policy of the Company and its Affiliates (including under the Non-Competition Agreement between Executive and the Company, dated as of August 11, 2023 (the “Non-Competition Agreement”)).
7.No Mitigation or Offset; Legal Fees.
(a)No Mitigation or Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.
(b)Legal Fees. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), at any time from the CIC Effective Date through Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the CIC Effective Date) to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and Executive or between either of them and any third party (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred.
8.Treatment of Certain Payments.
(a)Anything in the Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Regs. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code).
(d)The following terms shall have the following meanings for purposes of this Section 8:
(i)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).
(iii)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v)“Safe Harbor Amount” shall mean 2.99 multiplied by Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(e)The provisions of this Section 8 shall survive the expiration of the Agreement.

9.Confidential Information. While employed by the Company and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process: (i) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (ii) use to Executive’s advantage or to the detriment of the Company any such information, knowledge or data. The restrictions in this Section 9 shall not apply to any information to the extent that Executive is required to disclose such information by law; provided that Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure and (z) discloses only that information actually required to be disclosed. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). At the end of Executive’s employment, Executive shall return to the Company all confidential information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in Executive’s possession or under Executive’s control. Furthermore, notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, or (iii) to an attorney representing Executive in a claim for retaliation for reporting suspected violations of law. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.
10.Successors.
(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.Miscellaneous.
(a)Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Connecticut, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Connecticut with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST

THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive: To the most recent address on file with the Company.
If to the Company:

Webster Financial Corporation
200 Elm Street
Stamford, CT 06902
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
(d)Survivorship. Upon the expiration or other termination of this Agreement or Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
(e)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
(f)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(g)Amendments; Waiver. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including the right of Executive to terminate employment for Good Reason pursuant to Sections 4(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)Indemnification. The Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by law and under the charter and bylaws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from Executive’s good-faith performance of Executive’s duties and obligations with the Company and its Affiliates. During the Employment Period and for as long thereafter as is practicable, Executive shall be covered under a directors’ and officers’ liability insurance policy with coverage limits in amounts no less than, and with terms and conditions no less favorable than, that or those maintained by the Company as of immediately prior to the CIC Effective Date. In addition, any individual indemnification agreement between Executive and the Company in effect immediately prior to the CIC Effective Date shall continue in full force and effect in accordance with its terms.
(i)At-Will Employment. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will,” and, prior to the CIC Effective Date, Executive’s employment may be terminated by either Executive or the Company at any time prior to the CIC Effective Date, in which case Executive shall have no further rights under this Agreement.

(j)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its Affiliates, including Executive’s severance entitlements, and, as of the CIC Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; provided that the Non-Competition Agreement, as it may be amended from time to time, shall continue in effect in accordance with its terms, except as provided in the following sentences. From and after the CIC Effective Date, this Agreement shall supersede the Non-Competition Agreement between Executive and the Company, dated as of August 11, 2023 and any other severance agreement between the parties, and the obligations of Executive under Section 9 and any restrictive covenant provisions applicable to Executive pursuant to any equity award grant shall be the exclusive restrictive covenants to which Executive is bound. For the avoidance of doubt, this Agreement does not limit the terms of any benefit plans (including equity award agreements) of the Company or its Affiliates that are applicable to Executive, except to the extent that the terms of this Agreement are more favorable to Executive.
(k)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(l)Section 409A.
(i)General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may be made only upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year. Notwithstanding any other provision of this Agreement to the contrary, solely for the purpose of determining the timing of payment or distribution of any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code (and not the right to vest in or be entitled to receive any such payment or benefit) that may only be made or changed (including a change in the form of payment) upon an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such payment shall only be made or timing or form changed if the Change in Control also constitutes an event described in Section 409A(a)(2)(A)(v) of the Code.
(ii)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which Executive’s separation from service occurs), on the first business day of the seventh month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.
[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

JASON SOTO (EXECUTIVE)

/s/ Jason Soto

WEBSTER FINANCIAL CORPORATION

/s/ John R. Ciulla
John R. Ciulla
Chief Executive Officer and President

[Signature Page to Change in Control Agreement]